Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwired - May 14, 2014) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $1,181,000 or 72 cents per diluted share for its first quarter ended March 29, 2014 compared to a net loss of $803,000 or 49 cents per diluted share for the same period in 2013.

Consolidated sales in the first quarter of 2014 were $26,824,000, an increase of $611,000 or 2.3% compared to the first three months of 2013. Sales in the Concrete, Aggregates and Construction Supply ("CACS") segment increased $2,501,000 (32.0%) reflecting continuing improvement in the construction markets along the Southern Front Range of Colorado, particularly in Colorado Springs. Sales in the Company's Door and Evaporative Cooling segment were moderately higher in the first quarter of 2014 compared to the first quarter of 2013. Sales in the Heating and Cooling segment fell by $2,635,000 (27.6%) compared to the first three months of 2013. The Company believes that colder temperatures in the first quarter of 2013 throughout California, a principal wall furnace market, drove wall furnace shipments to higher than normal levels in the year ago period.

Consolidated selling and administrative expenses in the first quarter of 2014 were $135,000 (2.7%) higher compared to the year-ago period. As a percentage of consolidated sales, all selling and administrative expenses were 18.8% in the first quarter of 2014 compared to 18.7% in the same period of the prior year.

Consolidated depreciation, depletion and amortization charges in the first quarter of 2014 were $77,000 less than in the first three months of 2013. This reduction reflects the reduced level of capital spending in the past three years especially in the CACS segment.

The consolidated operating loss in the first quarter of 2014 was $1,685,000 compared to an operating loss of $1,133,000 in the first three months of the prior year. The increased operating loss is due to the reduced sales and production in the Heating and Cooling segment.

Consolidated net interest expense was $12,000 higher in the first quarter of 2014 compared to the first quarter of 2013. Average outstanding funded debt was $4,420,000 and $3,783,000 in the first quarter of 2014 and 2013, respectively. In March 2014 the Company amended the credit agreement with its lending bank whereby the revolving line of credit was increased to a maximum of $18,000,000 from $15,000,000. At the same time the outstanding principal on the outstanding term loan, $3,283,000, was paid in full by borrowings against the new revolving line of credit.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate related to the loss from continuing operations in the first quarter of 2014 was 34.0% compared to 33.5% for the first quarter of 2013.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 28, 2013 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                                                     Three Months Ended
                                                 March 29,      March 30,
                                                    2014           2013

Sales                                          $  26,824,000  $  26,213,000
                                               -------------  -------------

Operating loss                                    (1,685,000)    (1,133,000)

Interest expense, net                                (99,000)       (87,000)

Other (loss) income, net                              (5,000)        13,000
                                               -------------  -------------

Loss before income taxes                          (1,789,000)    (1,207,000)

Benefit from income taxes                            608,000        404,000
                                               -------------  -------------

Net loss from operations                          (1,181,000)      (803,000)
                                               =============  =============

Basic and diluted loss per share               $        (.72) $        (.49)
                                               =============  =============

Average shares outstanding                         1,645,000      1,641,000
                                               =============  =============

CONTACT:
Mark S. Nichter
(312) 541-7207